UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 27, 2018

Managed Duration Investment Grade Municipal Fund

(Exact Name of Issuer as Specified in Charter)

DELAWARE	811-21359	38-3684453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Park Avenue New York, New York		10166
(Address of Principal Executive Offices)		(Zip Code)

(212) 527-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 20, 2018, Managed Duration Investment Grade Municipal Fund (the “Trust”) and Karpus Investment Management, Inc. (“KIM”) entered into a non-disclosure agreement to discuss KIM’s view with respect to the Trust’s performance, including that the Trust’s common shares which trade at a market price lower than net asset value. In the course of those discussions, KIM requested that the Trust and its management consider a significant liquidity event to address the Trust’s discount. Trust management, in consultation with the Trust’s Board of Trustees, proposed potential tender offers to all common shareholders in various amounts with the last proposal consisting of a tender for 15% of the Trust’s outstanding common shares at 98% of the Trust’s net asset value with a conditional subsequent tender for 7.5% of the Trust’s outstanding common shares at 98% of the Trust’s net asset value if the Trust’s discount exceeded 6%, on average, for a specified 90-day period. The representatives of KIM informed the Trust that KIM is not willing to accept a tender offer at any level and believed that the Trust should consider converting the Trust into an open-end investment company. The non-disclosure agreement expired on April 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGED DURATION INVESTMENT GRADE MUNICIPAL FUND

Date: April 27, 2018	By:	/s/ David C. Lebisky
	Name:	David C. Lebisky
	Title:	Secretary